Exhibit 4.1

AMENDMENT NO. 4 TO THE

AMENDED AND RESTATED STOCKHOLDER PROTECTION RIGHTS

AGREEMENT

This Amendment No. 4, dated as of April 24, 2014 (this “Amendment”), to the Amended and Restated Stockholder Protection Rights Agreement, dated as of October 1, 2009 and as amended on October 15, 2009, April 21, 2010 and October 3, 2012 (the “Rights Agreement”), between the Morgans Hotel Group Co. (the “Company”) and Computershare Inc. (successor in interest to Computershare Shareowner Services LLC (f/k/a Mellon Investors Services LLC), as rights agent (the “Rights Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Rights Agreement.

WHEREAS, pursuant to Section 5.4 of the Rights Agreement, the Company may amend the Rights Agreement in any respect prior to the Flip-in Date without the consent of the holders of Rights;

WHEREAS, the Flip-in Date, as defined in the Rights Agreement, has not occurred; and

WHEREAS, the Company would like to amend Section 1.1 of the Rights Agreement.

NOW, THEREFORE, the Company and the Rights Agent hereby agree to amend the Rights Agreement as follows:

Section 1. From and after the execution and delivery of this Amendment, the definition of the term “Expiration Time” in Section 1.1 of the Rights Agreement is amended and restated in its entirety to read as follows:

“Expiration Time” shall mean the Close of Business on April 24, 2014.

Section 2. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF DELAWARE AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE; EXCEPT THAT ALL PROVISIONS REGARDING THE RIGHTS, DUTIES AND OBLIGATIONS OF THE RIGHTS AGENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

Section 3. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

MORGANS HOTEL GROUP CO.

By:	/s/ Jason T. Kalisman
	Name:	Jason T. Kalisman
	Title:	Interim Chief Executive Officer

COMPUTERSHARE INC.

By:	/s/ Dennis V. Moccia
	Name:	Dennis V. Moccia
	Title:	Manager, Contract Administration

[Signature Page to Amendment No. 4 to the Amended and Restated Stockholder Protection Rights Agreement]